                                                                   EXHIBIT 10.27

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT.
THE PORTIONS OF THIS EXHIBIT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE DENOTED BY THE SYMBOL ****.

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                           VICTORY DISTRIBUTION, INC.
                                LICENSE AGREEMENT


            THIS AGREEMENT, dated as of June 1, 2000, between Victory Distribution, Inc., a Florida corporation with its principal office at 1000 Universal Studios Plaza, Building 22A, Orlando, Florida 32819 ("VDI"), and S. Goldberg & Co., Inc. with its principal office at 20 East Broadway, Hackensack, NJ 07601 (the "Licensee"), as follows.

            WHEREAS, VDI controls copyrights, trademark rights, and other proprietary rights in and to the television program known as DOOLEY AND PALS or THE DOOLEY AND PALS SHOW or other similar names (the "Property") and;

            WHEREAS, the Licensee desires to obtain from VDI a license to manufacture and sell certain merchandise products using said copyrights, trademarks, and other proprietary rights;

            WHEREAS Stalwart Productions, Inc. with its principal office at 1338 Yale Street, Suite E, Santa Monica, California 90404 ("Agent/SPI") serves as exclusive worldwide licensing and merchandising agent for VDI for the Property and is VDI's authorized agent for certain dealings with Licensee as described below.

            NOW, THEREFORE, the parties agree as follows.

            1. GRANT OF LICENSE. VDI grants to the Licensee, on the terms and conditions set forth in this Agreement, the nonexclusive interactive right and license to use the Copyrights and Trademarks in connection with the manufacture (either domestically or internationally), distribution, sale, and advertising of the Licensed Products in the Territory. The term "Licensed Products" shall mean the following items: Athletic shoes, canvas shoes, EVA sandals, aqua shoes, slippers, hikers, dress shoes, boots, slipper socks and Jellies (clear plastic molded shoes).

            2. DISTRIBUTION. All Markets

            3. PERIOD OF AGREEMENT. The period of this Agreement shall be from June 1, 2000, through December 31, 2002.

            4. TERRITORY. United States, its territories and possessions and US military exchanges and Canada.

            5. ROYALTIES AND ADVANCES. In consideration for the rights granted to it under this Agreement, the Licensee agrees to pay VDI the following:

                        (a) Upon execution of this Agreement the Licensee agrees
            to pay VDI a non- refundable Advance Royalty Amount, of $****.

                        (b) Royalties in an amount equal to (1) Domestic
            Manufacture: **** percent (****%) of the Net Wholesale Sales derived by Licensee on all sales of Licensed Products, based upon the invoiced price of each item minus freight costs, reasonable quantity and trade discounts, rejections, actual returns and credits. (2) Foreign Manufacture: **** percent (****%) first cost (first cost defined as the price licensee pays manufacturer for shoes prior to shipping into the United States) minus Returns and Damages Allowance of 3%.

                        (c) Minimum Guarantee total Royalties of $****, less any
            Advance Royalty Amount that is paid by Licensee to VDI.

All amounts and Royalty Statements due VDI under this Agreement shall be remitted by the Licensee to the following address:

                           VICTORY DISTRIBUTION, INC.
                           Atten. Licensing Department
                          1000 Universal Studios Plaza
                                  Building 22A
                             Orlando, Florida 32819

With a Copy of each Royalty Statement to:

                           Stalwart Productions, Inc.
                             Atten: Susan Notarides
                               1338 Yale Street #E
                         Santa Monica, California 90404

            6. MARKETING PLANS. Within 90 days of the execution of this Agreement, and on or before each one-year anniversary of the commencement date of this Agreement, the Licensee shall provide the Agent/SPI with a written marketing plan with respect to the Licensed Products. Each such marketing plan shall include, on an Article-by-Article basis, a marketing timetable, sales projections, channels and methods of distribution, nature and amount of advertising and advertising expenditures, and any other information that Agent/SPI may ask the Licensee to include for a Marketing Date of fall 2001. Each marketing plan shall contain specific information for the one-year period immediately succeeding its submission and general estimates or projections for subsequent periods during which this Agreement remains in effect.

            7. VDI'S APPROVAL OF LICENSED PRODUCTS, ADVERTISING, CONTAINERS, MATERIALS, ETC.

            (a) The quality and style of the Licensed Products as well as any carton, container, packing or wrapping material shall be subject to the express written approval of VDI and Agent/SPI prior to licensing for distribution and sale thereof by Licensee. Also, each and every tag, label, imprint or other device used in connection with any Licensed Products and all advertising, promotional or display material bearing the Property and or Licensed Products shall be submitted by Licensee to VDI and Agent/SPI for express written approval prior to use by Licensee. Such approval may be granted or withheld as VDI and Agent/SPI in its sole discretion may determine.

            (b) VDI and Agent/SPI agree to use reasonable efforts to notify the Licensee in writing of approval or disapproval by VDI and Agent/SPI of any materials submitted to Agent/SPI under this Agreement within 10 business days after Agent/SPI's receipt of such materials, and agrees, in the case of a disapproval, to notify the Licensee in writing of the reasons for disapproval. VDI's and Agent/SPI's failure to respond within such 10 business-day period shall not be deemed approval of the submission in question.

            (c) Licensee shall, before selling or distributing any of the Licensed Product furnish to Agent/SPI, for approval by Agent/SPI and VDI, free of cost, for its express written approval, 1) one generic sample of Licensed Products in question, 2) concept art, final artwork with copyright and trademark notices, 3) pre-production prototype, 4) six final production samples. Also each type of carton, container, packing and wrapping material used with each Licensed Product, each and every tag, label, imprint or other device used in connection with any Licensed Product, and all advertising, story board, script, promotional or display material bearing the Property and/or Licensed Products. Said samples shall be sent to Agent/SPI by means permitting certification of receipt at the mailing address stated in the notice clause herein. After samples have been approved by Agent/SPI and VDI pursuant to this clause, Licensee shall not depart therefrom in any respect without the express prior written approval of Agent/SPI and VDI. The prototypes shall conform to the requirements of Clause 8.

            8. PROTECTION OF VDI'S RIGHTS AND INTERESTS. VDI and Licensee agree that Licensee's utilization of the Property upon or in connection with the manufacture, distribution and sale of the Licensed Products is conditioned upon protection of VDI's rights and obtaining the goodwill resulting from such use. Licensee agrees to protect VDI's rights and goodwill as set forth in this Agreement.

            (A) GOOD WILL AND PROTECTION.

                        (i) Licensee recognizes the great value of the publicity
            and goodwill associated with the Property and, in such connection, acknowledges that such goodwill exclusively belongs to VDI and that the Property has acquired a secondary meaning in the mind of the purchasing public. Licensee further acknowledges that all rights in any additional material, new versions, translations, rearrangements, or other changes in the Property which may be created by or for Licensee, shall be and will remain the exclusive property of VDI and the same shall be and will remain a part of the Property under the terms and conditions of this Agreement.

                        (ii) VDI may, if it so desires, and in its reasonable
            discretion, commence or prosecute any claims or suits against infringement of its right in the Property and may, if it so desires, join Licensee at VDI's expense as a party in such suit. Licensee shall notify VDI in writing of any activities which Licensee believes to be infringements or utilization by others of the Property on Licensed Products. VDI shall have the sole right to determine whether or not any action shall be undertaken as a result of such activity and shall have sole discretion in the accommodation or settlement of any controversies relating thereto. Licensee shall not institute any suit or take any action with respect to any such infringement or imitation without first obtaining the written consent of VDI to do so.

            (B) INDEMNIFICATION BY LICENSEE. Licensee shall indemnify VDI during and after the Term hereof against all claims, liabilities (including settlements entertain into in good faith with VDI's consent, not to be unreasonably withheld) and expenses (including reasonable attorneys' fees) arising out of Licensee's activities hereunder, or out of any defect (whether obvious or hidden and whether or not present in any sample Licensed Product approved by VDI) in a Licensed Product, or arising from personal injury or any infringement of any rights of any other person by the manufacture, sale, possession or use of Licensed Products, or their failure to comply with applicable laws, regulations and standards. The parties indemnified hereunder include VDI, and its parents, subsidiaries and affiliates, and co-producers and co-venturers of VDI, VDI's licensors, its and their subsidiaries, its and their officers, directors, employees and agents. This indemnity shall not apply to any claim or li-ability relating to any infringement of the copyright of a third party caused by VDI's utilization of the Licensed Products and Trademarks in accordance with this Agreement. With respect to the foregoing indemnity, Licensee shall defend and hold harmless Indemnified Parties and each of them at no cost or expense to them whatsoever, including but not limited to reasonable attorneys' fees and court costs. VDI shall have the right but not the obligation to defend any such action or proceeding at its own expense with attorneys of its own selection.

            (C) INDEMNIFICATION BY LICENSOR. VDI shall indemnify Licensee during and after the Term hereof against all claims, liabilities (including settlements entered into in good faith with Licensee's consent, not to be unreasonably withheld) and expenses (including reasonable attorneys' fees) arising out of any claim that Licensee's use of any representation of the Licensed Articles or the Trademarks in accordance with the provisions of this Agreement infringes the copyright of any third party or infringes any right granted by VDI to such third party. Licensee shall not, however, be entitled to recover for lost profits.

            (D) PRODUCT LIABILITY INSURANCE AND ADVERTISER'S LIABILITY INSURANCE. The Licensee agrees to obtain and maintain during the term of this Agreement, at its own expense, product liability insurance providing protection (at a minimum, in the amount of $1,000,000 per occurrence/$2,000,000 annual aggregate) applicable to any claims, liabilities, damages, costs, or expenses arising out of any defects or alleged defects in the Articles. Such insurance shall include coverage of VDI and Agent/SPI and its directors, officers, agents, employees, assignees, and successors. Within 30 days after the execution of this Agreement by VDI and Agent/SPI, the Licensee shall cause the insurance company issuing such policy to issue a certificate to Agent/SPI confirming that such policy has been issued and is in full force and effect and provides coverage of VDI and Agent/SPI as required by this Clause and also confirming that before any cancellation, modification, or reduction in coverage of such policy the insurance company shall give VDI and Agent/SPI 30 days prior written notice of such proposed cancellation, modification, or reduction.

            9. SPECIFIC UNDERTAKINGS OF THE PARTIES.

            (a) VDI warrants, represents and agrees that it has certain ownership rights in and has the right to grant licenses to utilize the names (including the name of the Property), characters, artists' portrayal of characters, likeness and visual representations as included in the Property and to grant the rights to the Property granted Licensee in this Agreement.

            (b) Licensee warrants, represents and agrees that:

            (i) It will manufacture, sell and distribute the Licensed Products in an ethical manner and in accordance with the terms and intent of this Agreement;

            (ii) It will not create any expenses chargeable to VDI;

            (iii) It will not enter into any agreement relating to the Property for commercial tie-ups or promotions or otherwise, with any person or entity engaged, in whole or in part, in the production of television, without the prior written consent of VDI.

            (iv) It will cause to be manufactured, sell and distribute Licensed Products of a high standard and of such quality, style and appearance as shall be reasonably adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the Property and the good will pertaining thereto; that such Licensed Products will be manufactured, packaged, sold and distributed and advertised in accordance with all applicable (whether national, federal, state, provincial or local) laws, and that the policy of sale, distribution and or exploitation by Licensee shall be of high standard and at the best advantage of the Property and that the same shall in no manner reflect adversely upon the good name of VDI, or the Property.

            10. TRADEMARK NOTICES AND PROTECTION. The Licensee agrees to affix to the Licensed Products and to the Advertising Materials such trademark and design notices as may be specified by VDI and Agent/SPI. When one of the Trademarks is used as a trademark for any Article, the name shall be properly used as a trademark in a larger or bolder type than the Article, and shall not be used as the generic name of the Article.

            (A) TRADEMARK USES INURE TO VDI'S BENEFIT. All trademark uses of the Trademarks by the Licensee shall inure to the benefit of VDI, which shall own all trademarks and trademark rights created by such uses. The Licensee hereby assigns and transfers to VDI all trademarks and trademark rights created by such uses of the Trademarks, together with the goodwill of the business in connection with which such trademarks are used.

            (B) TRADEMARK REGISTRATIONS. VDI shall have the right, but not the obligation, to file in the appropriate offices of countries of the Territory trademark or design applications relating to the use or proposed use by the Licensee of any of the Trademarks in connection with the Licensed Products, such filings to be made in the name of VDI or in the name of any third party selected by VDI.

            (C) RECORDS RELATIVE TO TRADEMARK USES. The Licensee shall keep appropriate records (including copies of pertinent invoices and correspondence) relating to the dates when each of the Licensed Products is first placed on sale or sold in each country of the Territory, and the dates of first use in each country of each different Trademark on the Licensed Products and Advertising Materials. At VDI's request, the Licensee shall supply VDI with samples of the trademark usage in question and other information which will enable VDI to complete and obtain trademark or design applications or registrations, or to evaluate or oppose any trademark or design applications, registrations, or uses of third parties.

            (D) REGISTERED USER LAWS. As to those countries which require applications to register the Licensee as a registered user of a Trademark or Trademarks used on or in connection with the Licensed Products or which require the recordation of this Agreement, the Licensee agrees to execute and deliver to VDI such documents as may be necessary and as are furnished by VDI for such purposes.

            11. COPYRIGHT NOTICES AND PROTECTION.

            (A) COPYRIGHT NOTICES. The authorization of VDI to the Licensee to make public distribution of the Licensed Products and Advertising Materials is expressly conditioned upon the following agreement of the Licensee. The Licensee agrees to place on all Licensed Products and on all Advertising Materials the copyright notice or notices as required by VDI and Agent/SPI.

            (B) AFFIXATION OF NOTICE; NAME OF COPYRIGHT PROPRIETOR. The Licensee acknowledges that proper copyright notices must be permanently affixed to all Licensed Products and Advertising Materials and to any separate portions of Licensed Products or Advertising Materials which contain the Program and which are intended to be used separately by the purchaser or ultimate user. The Licensee agrees that it will not, without VDI's prior written consent, affix to the Licensed Products or the Advertising Materials a copyright notice in its name or the name of any person, firm, or corporation other than VDI.

            (C) ASSIGNMENT BY LICENSEE. The Licensee sells, assigns, and transfers to VDI its entire worldwide right, title, and interest in and to all "new works" or "derivative works" heretofore or hereafter created using the Program, including, but not limited to, the copyrights and renewal copyrights thereon, except for any portion contained in the Licensed Products that is otherwise owned by Licensee as a separate work of authorship. If parties who are not employees of the Licensee living in the U.S. make or have made any contribution to the creation of a "new work," so that such parties might be deemed to be "authors" of the same as that term is used in present or future U.S. copyright statutes, the Licensee agrees to obtain from such parties a comparable full assignment of rights so that the foregoing assignment by the Licensee vests in VDI full rights in the "new work," free of any claims, interests, or rights of other parties. The Licensee agrees not to permit any of its employees to obtain or reserve by oral or written employment agreements any rights as "authors" of such "new works." At VDI's request, the Licensee agrees to furnish VDI with full information concerning the creation of "new works" and with copies of assignments of rights obtained from other parties.

            12. ROYALTIES; STATEMENTS.

            (A) BASIS FOR COMPUTATION OF ROYALTIES. All royalties due to VDI shall accrue upon the sale of the Licensed Products, regardless of the time of collection by the Licen-see. For purposes of this Agreement, an Article shall be considered "sold" as of the date on which such Article is billed, invoiced, shipped, or paid for, whichever event occurs first. If any Licensed Products are consigned to a distributor by the Licensee, the Licensed Products shall be considered "sold" by the Licensee as of the date on which such distributor bills, invoices, ships, or receives payment for any of the Licensed Products, whichever event occurs first.

            (B) TIME OF PAYMENT; TIME FOR FILING ROYALTY STATEMENTS. The Licensee shall pay all royalties owing to VDI under this Agreement for any calendar quarter within 30 days following the end of the calendar quarter in question. All royalty statements required to be submitted by the Licensee shall be submitted within 30 days to VDI and Agent/SPI following the end of the calendar quarter to which they relate and shall accompany the royalty payments made to VDI.

            13. DEDUCTIONS; TAXES.

            (a) There shall be no deduction from the royalties owed to VDI for uncollectible accounts, or for taxes, fees, assessments, or other expenses of any kind which may be incurred or paid by the Licensee in connection with: (i) royalty payments due VDI; (ii) the manufacture, sale, distribution, or advertising of the Licensed Products in the Territory; or (iii) the transfer of funds or royalties or the conversion of any currency into U.S. dollars. It shall be the Licensee's sole responsibility at its expense to obtain the approval of any governmental authorities; to take whatever steps may be required to effect the payment of funds to VDI; to minimize or eliminate the incidence of taxes, fees, or assessments which may be imposed; to enable it to commence or continue doing business in any country; and to comply in any and all respects with all applicable laws and regulations.

            (b) Notwithstanding the provisions of the preceding Clause, if (i) any country imposes a withholding tax against VDI, as licensor, with respect to the royalties payable to VDI by the Licensee on sales of the Licensed Products in such country, (ii) such tax is paid by the Licensee on behalf of VDI, and
(iii) such tax is an income tax as to which a foreign tax credit is allowable to VDI under Section 901 of the Internal Revenue Code of 1986, as amended, the Licensee may deduct the amount of such withholding tax from the royalties paid to VDI under this Agreement on the condition that the Licensee furnishes to VDI all information and documentation required by VDI to enable VDI to obtain a foreign tax credit on its U.S. income tax return with respect to such withholding tax payment by the Licensee.

            (C) ROYALTY STATEMENTS. The Licensee shall furnish to VDI and Agent/SPI at the same time it makes payment of royalties, a full and complete statement, duly certified by an officer of the Licensee to be true and accurate, showing the number of each type of Article sold during the calendar quarter in question, the total gross sales revenues for each such Article, an itemization of all allowable deductions, if any, the Net Sales Price for each Article sold, the amount of royalties due with respect to such sales, the quantities of each Article on hand and in transit as of the end of such quarter, and the name and address of each retailer to which the Licensee has sold the Licensed Products during such quarter, together with such other pertinent information as VDI and Agent/SPI may reasonably request from time to time. There shall be a breakdown of sales of Licensed Products by country, and all figures and monetary amounts shall first be stated in the currency in which the pertinent sales were actually made. If several currencies are involved in any reporting category, that category shall be broken down by each such currency. Next to each currency amount shall be set forth the equivalent amount stated in U.S. dollars, and the rate of exchange used in making the required conversion calculation. The rate of exchange shall be the actual rate of exchange obtained by the Licensee on the date of payment.

            (D) ROYALTY ADJUSTMENTS. The receipt or acceptance by VDI and Agent/SPI of any royalty statements furnished pursuant to this Agreement, or the receipt or acceptance of any royalty payments made, shall not preclude VDI and Agent/SPI from questioning their accuracy at any time. If any inconsistencies or mistakes are discovered in such statements or payments, appropriate adjustments shall be made immediately by the parties. The Licensee shall pay VDI interest on a late royalty payment at an annual rate of ****% over the prevailing prime interest rate in effect at Orlando, Florida, on the date on which such late royalty payment should have been received by VDI.

            14. BOOKS OF ACCOUNT AND OTHER RECORDS; AUDITS.

            (A) RETENTION OF RECORDS. While this Agreement remains in effect and for two years thereafter, the Licensee shall keep full and accurate books of account and copies of all documents and other material relating to this Agreement at the Licensee's principal office. VDI and Agent/SPI by their duly authorized agents and representatives, shall have the right to audit such books, documents, and other material, shall have access thereto during ordinary business hours, and shall be at liberty to make copies of such books, documents, and other material. At VDI's request, the Licensee shall provide an authorized employee to assist in the examination of the Licensee's records.

            (B) AUDITS BY VDI. If any audit of the Licensee's books and records reveals that the Licensee has failed properly to account for and pay royalties owing to VDI, and the amount of any royalties which the Licensee has failed properly to account for and pay for any quarterly accounting period exceeds, by 5% or more, the royalties actually accounted for and paid to VDI for such period, the Licensee shall, in addition to paying VDI such past due royalties, reimburse VDI for its direct out-of-pocket expenses incurred in conducting such audit, together with interest on the overdue royalty amount at an annual rate of the prevailing prime interest rate in effect at Orlando, Florida, on the date on which such overdue royalty amount should have been paid to VDI.

**** Confidential treatment is being requested for this portion of this Agreement.

            15. TERMINATION.

            (a) If Licensee files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against VDI or if Licensee becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law or if Licensee discontinues its business or if a receiver is appointed for it or its business, the License granted hereunder, without notice, shall terminate automatically (upon the occurrence of any such event).

            (b) If Licensee shall violate any of its obligations or conditions under the terms of this Agreement, VDI shall have the right to terminate the License herein granted upon thirty (30) days notice in writing, and such notice of termination shall become effective, unless Licensee shall completely remedy the violation and satisfy VDI that such violation has been remedied within the fourteen day period.

            (c) If the License granted hereunder is terminated in accordance with the provisions of Sub clauses 14(a) or 14(b), all Gross Receipts theretofore accrued shall become due and payable immediately to the depository and VDI shall not be obligated to reimburse Licensee for any payment theretofore paid by Licensee to VDI.

            (D) VDI'S RIGHT TO ELIMINATE COUNTRY FROM TERRITORY. If at any time during the period of this Agreement the Licensee is not making regular sales of more than a nominal nature of any of the Licensed Products in a country of the Territory, VDI shall have the right, upon giving 30 days prior written notice to the Licensee, to terminate the Licensee's rights for all Licensed Products for such country.

            (E) VDI'S RIGHT TO TERMINATE LICENSE FOR SPECIFIC ARTICLE. If at any time during the period of this Agreement the Licensee is not making regular sales of more than a nominal nature of a particular Article in a country of the Territory, VDI shall have the right, upon giving 30 days prior written notice to the Licensee, to terminate the Licensee's rights for such Article in such country. The exception to the above will include all seasonal product which shall be offered on a seasonal basis only.

            16. FINAL STATEMENT UPON TERMINATION OR EXPIRATION. As soon as practical after termination or expiration of this Agreement, but in no event more than 30 days thereafter, Licensee shall deliver to VDI a statement indicating the number and description of Licensed Products which Licensee has on hand (or in process of manufacture) as of (a) sixty (60) days prior to the end of the Term of this Agreement, or (b) fourteen days after receipt from VDI of a notice terminating this Agreement (in the event no such notice was given, fourteen days after the occurrence of any event which terminates this Agreement) whichever shall be applicable.

            17. EFFECT OF TERMINATION OR EXPIRATION. Upon expiration of the License granted hereunder or the earlier termination thereof, all rights granted to Licensee hereunder shall forthwith revert to VDI, and Licensee thereafter, directly or indirectly, shall not use or refer to the Property or any name, character, trademark or designation which in VDI's reasonable opinion is similar to the Property, in connection with the manufacture, sale or distribution of products of the Licensee. Licensee shall upon the expiration or termination turn over to VDI all molds and other materials which reproduce the Licensed Products, or give VDI satisfactory evidence of their destruction.

            Licensee hereby agrees that at the expiration or termination of this Agreement for any reason, Licensee will be deemed automatically to have assigned, transferred and conveyed to VDI any and all copyrights, trademark or service mark rights, goodwill or other right, title or interest in and to the merchandising of the Property which may have been obtained by Licensee or which may have vested in Licensee in pursuance of any endeavors covered hereby. Licensee will execute, and hereby irrevocably appoints VDI its attorney-in-fact (acknowledging that such power is coupled with an interest) to execute, if Licensee fails or refuses to do so, any instruments requested by VDI to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual covenants and considerations of this Agreement. Also, upon expiration or termination of this Agreement, VDI shall be free to license to others the right to use the Property in connection with the manufacture, sale and distribution of the Licensed Products.

            Notwithstanding the foregoing the Licensee shall have the non-exclusive right to sell any article listed in such inventory for a period of 120 days immediately following termination or expiration of this Agreement, subject to payment of royalties to VDI on any such sales in accordance with the terms of this Agreement.

            18. REMEDIES OF GRANTOR.

            (a) Licensee acknowledges that the failure of the Licensee to cease the manufacture, sale or distribution of Licensed Products except as herein permitted upon the expiration or earlier termination of the License granted hereunder or the failure of Licensee to fulfill its obligations specified as described in this Agreement, will result in immediate and irremediable damage to VDI and to the rights of any other licensee of the Property. Licensee acknowledges that VDI has no adequate remedy at law for any such failure referred to or referenced to in this Clause and in the event of any such failure, VDI shall be entitled to equitable relief by way of temporary and permanent injunctions, in addition to such other further relief as any court of competent jurisdiction may deem just and proper.

            (b) If VDI uses any remedy afforded by this Clause, VDI shall not be deemed to have elected its remedy or to have waived any other rights or remedies available to it under this Agreement, or otherwise.

            19. FORCE MAJEURE. Licensee shall be released from its obligations hereunder in the event that governmental regulations or conditions arising out of a state of national emergency or war, or causes beyond the control of Licensee render performance by Licensee hereunder impossible. The release of obligations under this Clause shall be limited to a delay in time for Licensee to meet its obligations for a period not to exceed three (3) months, and if there is any failure to meet such obligations after that period, VDI shall have the absolute right to terminate this Agreement upon thirty (30) days notice in writing. Such notice of termination shall become effective if Licensee does not completely remedy the violation within the same thirty-day period and satisfy VDI that such failure has been remedied.

            20. RESERVATION OF RIGHTS. VDI reserves to itself the right to use or sell the Licensed Products as premiums in the Territory, including such Licensed Products that are not produced by the Licensee, and VDI shall have the right to have the Licensed Products produced for premium use by any third party it desires. However, VDI shall grant Licensee a fifteen (15) day first right of refusal on premium items that fall within the scope of the specific type of articles described hereunder. After such fifteen days, VDI shall be free to grant such rights to any third party. Further, all rights in and to the Property are retained by VDI for its own use, except for the specific rights in the Property licensed to the Licensee under this Agreement. VDI reserves the right to use, and to license other parties to use, the Property in the Territory for any purpose VDI may determine, but neither VDI nor any party licensed by VDI shall have the right to use the Property in any manner which would conflict with the rights granted to the Licensee under this Agreement.

            21. NOTICES. All notices to be given to the parties shall be as follows.

If to VDI:

                           Victory Entertainment, Inc.
                          1000 Universal Studios Plaza
                                  Building 22A
                             Orlando, Florida 32819

and to:

                           Stalwart Productions, Inc.
                             Atten: Susan Notarides
                               1338 Yale Street #E
                         Santa Monica, California 90404

If to Licensee:
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                                      -13-


                             S. Goldberg & Co., Inc.
                               Atten: Val Formica
                                20 East Broadway
                              Hackensack, NJ 07601

or at such other address as VDI or Licensee shall designate in writing from time to time. All notices shall be in writing and shall either be served by Certified or Registered Mail Return Receipt Requested, or telegraph, all charges prepaid. Except as provided herein, such notices shall be deemed given when mailed or accepted by the recipient, all charges prepaid, except that notices of change of address shall be effective only after the actual receipt thereof

            22. WAIVER, MODIFICATION, ETC. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein. VDI makes no warranties to Licensee except those specifically expressed herein.

            23. NO PARTNERSHIP, ETC. This Agreement does not constitute and shall not be construed as constituting an agency, a partnership or joint venture between VDI and Licensee. Neither party hereto shall hold itself out contrary to the terms of this Clause, and neither VDI nor Licensee shall become liable for any representation, act or omission of the other contrary to the provisions hereof. This contract shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted by VDI in writing to such third party.

            24. NON-ASSIGNABILITY. The license granted hereunder is and shall be personal to Licensee, and shall not be assignable by any act of Licensee or by operation of law. Licensee shall not have Licensed Products manufactured for Licensee by a third party unless Licensee first obtains VDI's approval in writing and unless the third party enters into an agreement with VDI not to supply Licensed Products to anyone other than Licensee. Any attempt by Licensee to grant sub-licenses or to assign or part with possession or control of the License granted hereunder or any of Licensee's rights hereunder without VDI's prior written approval shall constitute a material breach of this Agreement. VDI shall have the right to assign this Agreement, in which event VDI shall be relieved of any and all obligations hereunder, so long as such Assignee shall be owned or controlled by VDI or its parent company, Victory Entertainment Corp.

            25. GOVERNING LAW. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Florida, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Florida, applicable to contracts entered into and performed entirely therein, venue for any disputes under this Agreement shall be Orange County, Florida.
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                                      -14-


            26. MISCELLANEOUS. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof. No modification, amendment, waiver, termination or discharge of this Agreement, or of any of the terms or provisions hereof shall be binding upon either party hereto unless confirmed by a written instrument signed by Licensee and VDI and Agent/SPI. No waiver by VDI, Agent/SPI or Licensee of any term or provision of this contract or of any default hereunder shall affect the other's respective rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default whether or not similar. If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been contained herein. Except as otherwise provided in this contract, all rights and remedies herein or otherwise shall be cumulative and none of them shall be in limitation of any other right or remedy. This contract shall not be effective until signed by a duly authorized officer of VDI and Agent/SPI and countersigned by a duly authorized officer of Licensee.

ACCEPTED AND AGREED.

VICTORY DISTRIBUTION, INC.              S. GOLDBERG & CO., INC.
"VDI"                                   "LICENSEE"


By:                                     By:
   --------------------------              ---------------------------
Its:                                    Its:
   --------------------------              ---------------------------

Dated:                                  Dated:
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